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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                    CONTACT: Greg Strzynski
January 9, 2006                                          PHONE: 989-725-8354


                       SPORTS RESORTS INTERNATIONAL, INC.
                 RECEIVES NOTICE OF NON-COMPLIANCE UNDER NASDAQ
                     MARKETPLACE RULES 4350 (E) AND 4350 (G)

OWOSSO, Mich. - Sports Resorts International, Inc. (the "Company") (Nasdaq
Smallcap: SPRI) today reported that on January 4, 2006 it received a notice from The Nasdaq Stockmarket ("Nasdaq") for non-compliance with marketplace Rules 4350
(e) and 4350 (g) for continued listing which require the solicitation of proxies from shareholders and the holding of an annual shareholders meeting. Accordingly, the Company's securities will delist from The Nasdaq Stock Market at the opening of business on January 13, 2006. Previously, in August of 2005, the Company received a notice for non-compliance with marketplace Rule 4310 (c) which requires the maintenance of a minimum bid price of $1.00 per share on its common stock and was given until February 6, 2006 to regain compliance or face delisting. To date, the Company has been unable to satisfy this requirement.

Currently, the Company through its wholly-owned subsidiaries, manufacturers and markets high-quality drop-in bedliners and other truck accessories for the original equipment manufacturers and automotive aftermarket business and owns and operates a multi-purpose motor-sports facility located near Brainerd, Minn.

Certain statements included in this press release are "forward-looking" statements, such as those relating to anticipated events or activities. The Company's performance and financial results could differ materially from those reflected in the forward-looking statements due to financial, economic, regulatory and political factors as described in the Company's filings with the Securities and Exchange Commission. Therefore, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.

For further information contact Investor Relations at 989-725-8354.

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